Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT OF MERGER DATED NOVEMBER 3, 2011

This first amendment (the “Amendment”) to the Agreement of Merger, dated as of the 3rd day of November, 2011 ((together with the Form of Voting Agreement, Plan of Bank Merger and Form of Employment Agreements, appended thereto as Exhibits A through C, respectively, the “Agreement”), by and among Kentucky First Federal Bancorp, a Federal corporation (“Kentucky First”), and CKF Bancorp, Inc., a Delaware corporation (“CKF Bancorp”), and Central Kentucky Federal Savings Bank, a Federal savings bank (“Central Kentucky Federal” and together with CKF Bancorp, collectively referred to as the “CKF Parties”) is made effective the 28 day of September, 2012.

WITNESSETH:

WHEREAS, Kentucky First and the CKF Parties have entered into the Agreement, pursuant to which CKF Bancorp will merge with and into Kentucky First and, immediately thereafter, Central Kentucky Federal will merge with and into First Federal Savings Bank of Frankfort, an indirect wholly owned subsidiary of Kentucky First; and

WHEREAS, Kentucky First and the CKF Parties have determined that it is in the best interests of the parties to amend the Agreement in the manner set forth below; and

WHEREAS, Kentucky First and the CKF Parties intend that the Agreement shall remain in full force and effect, except as specifically modified herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, promises, and obligations of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 7.1(d) of the Agreement is amended and restated in its entirety to read as follows:

(d)      by either Kentucky First or the CKF Parties, in the event that the Merger is not consummated by December 31, 2012, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties hereto.

This Amendment may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Merger Agreement and without making specific reference to this Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

IN WITNESS WHEREOF, the parties have executed this Amendment effective on the day and year first written above.

Kentucky First Federal Bancorp

By:	/s/ Tony D. Whitaker
Tony D. Whitaker
Chairman and Chief Executive Officer

CKF Bancorp, Inc.

By:	/s/ William H. Johnson
William H. Johnson
President and Chief Executive Officer

Central Kentucky Federal Savings Bank

By:	/s/ William H. Johnson
William H. Johnson
President and Chief Executive Officer